EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its  Third Quarter Ended December 31, 2018

MCLEAN, Va., Feb. 05, 2019 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) today announced earnings for its third quarter ended December 31, 2018. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the investor relations section of the Company’s website at www.gladstoneinvestment.com.

Summary Information:  (dollars in thousands, except per share data (unaudited)):

	December 31, 2018	September 30, 2018	Change	% Change
For the quarter ended:
Total investment income	$14,965	$13,091	$1,874	14.3%
Total expenses, net(A)	8,943	17,085	(8,142)	(47.7)
Net investment income (loss)(A)	6,022	(3,994)	10,016	250.8
Net realized gain (loss)	76,804	(4,543)	81,347	NM
Net unrealized (depreciation) appreciation	(66,335)	38,901	(105,236)	NM
Net increase in net assets resulting from operations(A)	16,491	30,364	(13,873)	(45.7)
Net investment income (loss) per weighted-average common share(A)	0.18	(0.12)	0.30	250.0
Adjusted net investment income per weighted-average common share(B)	0.24	0.10	0.14	140.0
Net increase in net assets resulting from operations per weighted-average common share(A)	0.50	0.93	(0.43)	(46.2)
Cash distribution per common share from net investment income	0.14	0.20	(0.06)	(30.0)
Cash distribution per common share from realized gains(C)	0.12	—	0.12	NM

Weighted-average yield on interest-bearing investments	13.0%	12.9%	0.10%	0.8%
Total dollars invested	$53,259	$900	$52,359	NM
Total dollars repaid and collected from sales	121,003	743	120,260	NM

As of:
Total investments, at fair value	$607,024	$665,117	$(58,093)	(8.7)%
Fair value, as a percent of cost	100.8%	111.9%	(11.10)%	(9.9)
Net assets	$411,399	$403,574	$7,825	1.9
Net asset value per common share	12.53	12.30	0.23	1.9
Number of portfolio companies	30	32	(2)	(6.3)

(A)	Inclusive of $2.1 million, or $0.06 per weighted-average common share, and $7.1 million, or $0.22 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended December 31, 2018 and the three months ended September 30, 2018, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts are not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)	See Non-GAAP Financial Measure — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally to analyze financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)	Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

NM = Not Meaningful

Highlights for the Quarter:  During the quarter ended December 31, 2018, the following significant events occurred:

  Portfolio Activity:
    Exited three investments at significant realized gains, which together resulted in dividend and success fee income of $1.2 million, repayment of our debt investments of $30.2 million at par, and realized gains of $84.1 million;
    Exited one equity investment, which resulted in a realized loss of $7.7 million and success fee income of $1.0 million;
    Invested $28.6 million through a combination of secured first lien debt and preferred equity into one new portfolio company; and
    Invested $24.7 million into existing portfolio companies.

  Distributions and Dividends:
    Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of October, November and December 2018:
      $0.068 per common share, per month;
      $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”); and
      $0.13281250 per share to holders of our 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”).
    Paid a $0.06 per common share supplemental distribution in December 2018.

Third Quarter Results: Net investment income for the quarter ended December 31, 2018 was $6.0 million, or $0.18 per weighted-average common share, while net investment loss for the quarter ended September 30, 2018 was $4.0 million, or $0.12 per weighted-average common share. This increase was a result of the increase in total investment income and the decrease in total expenses, net of credits, quarter over quarter.

Total investment income during the quarters ended December 31, 2018 and September 30, 2018 was $15.0 million and $13.1 million, respectively. The quarter over quarter increase was due to a $0.6 million increase in interest income and a $1.3 million increase in other income, as the timing of dividend and success fee income can be variable.

Total expenses, net of credits, during the quarters ended December 31, 2018 and September 30, 2018, were $8.9 million and $17.1 million, respectively. The quarter over quarter decrease was primarily due to a $5.0 million decrease in the capital gains-based incentive fee, a $1.0 million decrease each in bad debt and tax expense, and a $2.8 million increase in credits to fees from Adviser, partially offset by a $2.0 million increase in the income-based incentive fee. The capital gains-based incentive fees are accrued under U.S. GAAP, but payment is not contractually due under the terms of our investment advisory agreement. See discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.

Net asset value per common share as of December 31, 2018 increased to $12.53 compared to $12.30 as of September 30, 2018. The quarter over quarter increase was primarily due to $76.8 million, or $2.34 per common share, of net realized gains on investments, partially offset by unrealized depreciation of investments of $66.3 million, or $2.02 per common share, principally resulting from the reversal of previously recorded net unrealized appreciation upon the exit of investments.

Subsequent Events:  After December 31, 2018, the following significant events occurred:

  Significant Investment Activity:
    In January 2019, we restructured two of our first lien term loans to SOG Specialty Knives & Tools, LLC (“SOG”) with a total cost basis of $18.4 million into a new $8.4 million first lien term loan, which resulted in a realized loss of $10.0 million. The new term loan has a stated interest rate of the London Interbank Offering Rate + 4.0% and matures in August 2022. In addition, we invested $1.0 million of preferred equity in SOG.

  Distributions and Dividends Declared: In January 2019, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to holders of our two series of term preferred stock:
Record Date	Payment Date	Distribution per Common Share	Dividend per Share of Series D Term Preferred Stock	Dividend per Share of Series E Term Preferred Stock
January 18, 2019	January 31, 2019	$0.068	$0.13020833	$0.13281250
February 20, 2019	February 28, 2019	0.068	0.13020833	0.13281250
March, 20, 2019	March 29, 2019	0.068	0.13020833	0.13281250
	Total for the Quarter:	$0.204	$0.39062499	$0.39843750

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding the capital gains-based incentive fee. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation of investments for such year. However, under U.S. GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 — Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fee, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented:

	For the quarter ended
	December 31, 2018		September 30, 2018
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income (loss)	$6,022	$0.18	$(3,994)	$(0.12)
Capital gains-based incentive fee	2,106	0.06	7,125	0.22
Adjusted net investment income	$8,128	$0.24	$3,131	$0.10

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, but not as a substitute for or superior to financial measures determined in accordance with U.S. GAAP.

Conference Call:  The Company will hold its earnings release conference call on Wednesday, February 6, 2019, at 8:30 a.m. EST. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 13, 2019. To hear the replay, please dial (855) 859-2056 and use the playback conference number 9166677. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through April 6, 2019.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control, and recapitalizations. The Company has paid 163 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the period ended December 31, 2018, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.